UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;

Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

2012 Bonus Program

On November 1, 2011 the Compensation Committee adopted and approved the 2012 Executive Officer Bonus Program, pursuant to which the Company’s executive officers may earn bonuses based on Company financial performance and achievement of personal performance goals, during fiscal 2012. Payout of bonuses is contingent upon the Company achieving threshold levels of performance against its adjusted EBITDA goal.

For executive officers holding corporate positions, including named executive officers William A. Furman, William G. Glenn and Mark J. Rittenbaum, of the total bonus opportunity linked to Company financial performance, 75% of the bonus opportunity is based on achievement of the Company’s corporate-level adjusted EBITDA goals and 25% is based on achievement of corporate-level working capital goals, at target levels of performance. For executive officers who head business units, including named executive officers Alejandro Centurion (President of Greenbrier Manufacturing Operations, “GMO”) and Timothy A. Stuckey (President of Greenbrier Rail Services, “GRS”), 30% of the bonus opportunity is based on achievement of the Company’s corporate-level adjusted EBITDA goals, 45% is based on achievement of pre-tax earnings performance goals at the business unit level, and 25% is based on achievement of working capital goals at the business unit level, each at target levels of performance. All performance goals are subject to the Committee’s retained discretion to adjust such weighting.

Potential bonus payments are established for each executive officer at different percentages of base salary, depending on the achievement of threshold, target or stretch performance against the financial performance goals described above. The target bonus amount tied to Company financial performance goals for each of the Company’s named executive officers is as follows: Mr. Furman’s target bonus amount is equal to 100% of his base salary; and the target bonus amount for each of Mr. Centurion, Mr. Rittenbaum, Mr. Glenn and Mr. Stuckey is equal to 60% of each such officer’s base salary. If the threshold level of performance is achieved for each of the financial goals described above, each executive officer’s bonus will equal 50% of the target amount. If the stretch level of performance is achieved for each of the financial goals, each executive officer’s bonus will equal two times the target amount. Bonus amounts will be interpolated for performance between the threshold, target and stretch levels.

Each executive officer, including the named executive officers, will also have the opportunity to earn an additional amount of up to 25% of his or her target bonus amount based upon achievement of personal goals. The Committee retained discretion to adjust the weighting of bonus opportunity between Company financial performance goals and personal goals, on a case-by-case basis. The specific personal goals for the named executive officers have not yet been established but are expected to be in one or more of the general categories of: corporate-level operational improvements and efficiencies, financing of operations, succession planning, human resources goals, implementation of profit improvement plans, strategic implementation plans, manufacturing level operational efficiencies and increasing capacity, workplace safety, product quality, new customer contracts and/or contract renewals, and product development.

The Committee authorized and directed the Company to prepare and execute an amendment to the employment agreement between the Company and Mr. Furman to the extent the existing employment agreement provisions regarding annual bonus are inconsistent with the new bonus program.

Salary Increase for Alejandro Centurion

At its November 1, 2011 meeting the Compensation Committee also approved an amendment to the employment agreement between the Company and Alejandro Centurion, President of Greenbrier Manufacturing Operations, to increase Mr. Centurion’s base salary from $325,000 to $375,000 effective immediately, in recognition of his performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: November 7, 2011	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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